Exhibit 99
Cedar Fair, L.P. Press Release
For Immediate Release August 1, 2005	Contacts:	Brian Witherow Stacy Frole	(419) 627-2173 (419) 627-2227

CEDAR FAIR, L.P. REPORTS 2005 SECOND QUARTER RESULTS

Comments on Attendance and Revenue Trends through July

SANDUSKY, OHIO, August 1, 2005 -- Cedar Fair, L.P. (NYSE: FUN), a publicly traded partnership which owns and operates seven amusement parks and five water parks, today announced results for the second quarter of 2005.

Net revenues for the quarter ended June 26, 2005, increased 3% to $148.9 million from $145.0 million in 2004, on a 3% increase in average in-park guest per capita spending and a decrease of 2%, or approximately 62,000 visits, in combined attendance. Over this same period, out-of-park revenues, including resort hotels, increased 8%, or $2.1 million.

Dick Kinzel, chairman, president and chief executive officer, explained that the increase in revenues for the period was largely due to the strong second quarter results of the Castaway Bay Indoor Waterpark Resort, which opened in November 2004. "For the quarter, both occupancy levels and average daily room rates at Castaway Bay improved from a year ago when the property was operated as a Radisson hotel, as did the resort's food, merchandise and games revenues during the period," said Kinzel. "This helped offset attendance shortfalls during the period at some of our seasonal parks, including Cedar Point and Geauga Lake & Wildwater Kingdom."

Excluding depreciation and other non-cash charges, total cash operating costs and expenses for the quarter increased 4% to $108.9 million from $105.0 million in 2004, due primarily to the incremental operating costs of Castaway Bay in the period. After depreciation and a small non-cash charge for unit options, operating income for the quarter decreased to $22.4 million from $22.9 million a year ago.

Included in the 2004 second-quarter net income is a non-cash credit of $1.6 million to account for the change in fair value of two interest rate swap agreements that expired during the first quarter of 2005. After non-cash credits, interest expense and provision for taxes, net income for the period was $12.3 million, or $0.22 per diluted limited partner unit, compared to net income of $14.9 million, or $0.29 per unit, a year ago.

The Partnership filed a Form 8-K earlier this year to restate its provision for taxes in the interim periods of 2004 in order to properly account for the tax attributes of its corporate subsidiaries. For the second quarter of 2004, a tax credit of $1.7 million was recorded, compared to a tax credit of $1.8 million in the second quarter of 2005, which had the impact of increasing the net income for last year's second quarter from $13.2 million to $14.9 million.

Commenting on year-to-date results, Kinzel noted that operating results have begun to improve slightly at some of the Partnership's parks in recent weeks. For the month of July, combined attendance was up 2% between years, average in-park guest per capita spending was up 2%, and out-of-park revenues were up 8%, or $1.5 million. "At the individual park level, our water parks performed well in July, while our amusement parks experienced mixed results," said Kinzel. "At Knott's Berry Farm, we were unable to recapture any of the early-season attendance shortfall that resulted from the record rainfall in the first-quarter. At Geauga Lake, attendance in July remained below our expectations, as it has for most of the season, however, it was up 7% from last year as the park's new water park continued to gain in popularity."

Kinzel added that through the end of July, combined attendance at the Partnership's twelve properties was down 2%, or approximately 110,000 visits, from last year, while average in-park guest per capita spending was up 3%, and out-of-park revenues were up 15%, or $7.5 million. Overall, combined revenues through the end of July were up almost 4%, or $11.1 million, between years.

"Although we have not met all of our park-level attendance objectives to this point, we remain pleased by the trends in in-park guest per capita spending at most of our parks, as well as the continued strong performance of Castaway Bay," said Kinzel. "With almost half of our budgeted attendance still ahead of us, we are hopeful that we can regain some of our attendance shortfalls. At this time, based on preliminary results through July and the poor performance of Geauga Lake, we now expect to generate full-year revenue growth of 5-7% over last year's $542 million level, down slightly from our original guidance of 6-8% growth, and full-year adjusted EBITDA on the lower end of our original guidance of $185-$195 million."

Kinzel concluded by noting that virtually all of Cedar Fair's revenues from its seasonal amusement parks, water parks, and other seasonal resort facilities are realized during a five-month operating period beginning in early May, with the major portion concentrated in the peak vacation months of July and August. Castaway Bay and Knott's Berry Farm are the Partnership's only year-round properties, but Knott's Berry Farm operates at its highest level of attendance during the third quarter of the year as well.

Management will host a conference call with analysts at 11:00 a.m. Eastern Time on Tuesday, August 2, 2005, which will be web cast live in "listen only" mode via the Cedar Fair web site www.cedarfair.com. It will be available for replay starting at approximately 1:00 p.m. ET, Tuesday, August 2, 2005, until midnight ET, Tuesday, August 16, 2005. In order to access the replay of the earnings call, please dial 1-877-519-4471 followed by the access code #6315380.

Cedar Fair's seven amusement parks are Cedar Point, located on Lake Erie between Cleveland and Toledo; Knott's Berry Farm near Los Angeles in Buena Park, California; Dorney Park & Wildwater Kingdom near Allentown, Pennsylvania; Geauga Lake & Wildwater Kingdom near Cleveland, Ohio; Valleyfair near Minneapolis/St. Paul; Worlds of Fun, located in Kansas City, Missouri; and Michigan's Adventure near Muskegon, Michigan. The Partnership's water parks are located near San Diego and in Palm Springs, California, and adjacent to Cedar Point, Knott's Berry Farm and Worlds of Fun. Cedar Fair also owns and operates the Castaway Bay Indoor Waterpark Resort in Sandusky, Ohio.

Some of the statements contained in this news release constitute forward-looking statements. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, competition for consumer's leisure time and spending, adverse weather conditions, unanticipated construction delays, the absence of historical operating experience at Geauga Lake & Wildwater Kingdom, and other factors could affect attendance and in-park guest per capita spending at our parks and cause actual results to differ materially from the Partnership's expectations.

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Cedar Fair, L.P.

SUMMARY STATEMENTS OF OPERATIONS

SECOND QUARTER

(unaudited)

	Three Months Ended		Six Months Ended		Twelve Months Ended
(In thousands except per unit)	6/26/05	6/27/04 (As restated)	6/26/05	6/27/04 (As restated)	6/26/05	6/27/04
Net revenues	$ 148,852	$ 145,001	$173,653	$168,211	$547,414	$511,473
Cash operating costs and expenses	108,941	105,020	156,778	147,535	378,197	340,056
Adjusted EBITDA (a)	39,911	39,981	16,875	20,676	169,217	171,417
Depreciation and amortization	17,486	16,104	20,940	19,547	52,083	45,579
Non-cash unit option expense	64	983	1,019	2,320	3,197	5,107
Operating income (loss)	22,361	22,894	(5,084)	(1,191)	113,937	120,731
Interest expense	6,848	6,362	13,349	12,154	26,458	23,865
Other (income)	-	(1,594)	(459)	(2,457)	(2,465)	(4,900)
Income (loss) before taxes	15,513	18,126	(17,974)	(10,888)	89,944	101,766
Provision (credit) for taxes	3,243	3,257	(5,680)	(5,222)	18,257	17,742
Net income (loss)	$ 12,270	$ 14,869	$ (12,294)	$ (5,666)	$ 71,687	$ 84,024
Weighted average units
outstanding - diluted	54,917	51,981	53,555	50,746	54,668	51,739
Per limited partner unit:
Net income (loss) - diluted	$ 0.22	$ 0.29	$ (0.23)	$ (0.11)	$ 1.31	$ 1.62
Cash distributions declared	$ 0.46	$ 0.45	$ .92	$ .90	$ 1.82	$ 1.78
Balance Sheet Data:
Total assets	$1,072,787	$1,017,949
Total long-term debt	556,872	582,718
Total partners' equity	310,673	248,822

  Adjusted EBITDA represents earnings before interest, taxes, depreciation, and other non-cash items. The Partnership believes adjusted EBITDA is a meaningful measure of park-level operating profitability. Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and is not intended to be a substitute for operating income, net income or cash flow from operating activities as defined under generally accepted accounting principles. In addition, adjusted EBITDA may not be comparable to similarly titled measures of other companies.

This press release and prior releases are available on the Cedar Fair, L.P. website at www.cedarfair.com